Zymeworks Reports Fourth Quarter and Full Year 2022 Financial Results

•2022 was a year of transformation and change:
◦reported $412.5 million in total revenue for the year ended December 31, 2022;
◦reported net income of $124.3 million ($1.90 per fully diluted share) for 2022 compared to net loss of $211.8 million in 2021;
◦reported $492.2 million in cash resources as of December 31, 2022, with expected cash runway through 2026;
◦announced positive top-line data for pivotal Phase 2 study of zanidatamab monotherapy in 2L+ patients with HER2-amplified advanced biliary tract cancers (BTC);
◦presented updated results at ASCO GI, including overall survival data, for ongoing Phase 2 study of zanidatamab in 1L patients with HER2-expressing metastatic gastroesophageal adenocarcinoma (GEA);
◦closed significant collaboration for zanidatamab with Jazz Pharmaceuticals in the fourth quarter, completing a series of financial transformation initiatives in 2022; and
◦discussed new preclinical product candidates at early Research & Development Day in October 2022 with investigational new drug (IND) filings for ZW171 and ZW191 on track for 2024.
•Acceptance of 11 submitted abstracts to be presented at AACR in April 2023 to highlight R&D pipeline.
•Announced recommended Phase 2 dose (RP2D) for Phase 2 studies of zanidatamab zovodotin scheduled to commence in 2023.
•Will host conference call with management today at 4:30 p.m. Eastern Standard Time (EST).

Vancouver, Canada (March 7, 2023) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing novel multifunctional biotherapeutics, today reported financial results for the fourth quarter and year ended December 31, 2022 and provided a summary of recent business highlights.

“As I reflect on the past year as Zymeworks' new Chair and CEO, we made significant progress across all aspects of our business to reset the Company and its R&D strategy on a new path forward to building a successful biotechnology company. We recently outlined our enterprise value framework where we will continue to focus on advancing the business across the five pillars during 2023: our two zanidatamab collaborations with BeiGene and Jazz, our early research and development programs, zanidatamab zovodotin, and our legacy platform licensing portfolio,” said Kenneth Galbraith, Chair and CEO of Zymeworks. “With the transformative nature of the completed collaboration with Jazz, we believe we are well positioned to advance all elements of our business during 2023 despite current challenging macroeconomic conditions, with a significantly reduced cash operating burn and expected cash runway extending through 2026.”

Recent Highlights and Current Developments

•Completion of Zanidatamab Licensing Agreement with Jazz Pharmaceuticals
During the fourth quarter of 2022, we advanced a significant licensing and collaboration agreement with Jazz Pharmaceuticals plc (Jazz) for the exclusive license to develop and commercialize zanidatamab throughout the world except for those Asia-Pacific territories previously licensed to BeiGene, Ltd. Through December 31, 2022, we received $375 million in upfront payments and are eligible for reimbursement of ongoing zanidatamab-related costs expended after October 19, 2022. We remain eligible to receive up to $525 million upon the achievement of certain regulatory approval milestones and up to $862.5 million in potential commercial milestone payments, for total potential payments of up to $1.76 billion. Pending approval of zanidatamab, we are eligible to receive tiered royalties between 10% and 20% on Jazz's annual net sales of zanidatamab.

•Zanidatamab Continues to Advance with Multiple Upcoming Clinical Catalysts
HERIZON-GEA-01, a global, pivotal study evaluating zanidatamab in 1L HER2-positive GEA, continues to enroll patients with expected top-line data in 2024. Data presented at the ASCO Gastrointestinal Cancers Symposium in January 2023 showed 84% overall survival at 18 months in 1L HER2-positive GEA patients treated with zanidatamab and standard chemotherapy. HERIZON-BTC-01, a pivotal study evaluating zanidatamab as monotherapy in previously-treated advanced HER2-amplified BTC patients, reported positive top-line data that 41.3% of enrolled patients with HER2-amplified and -expressing (IHC2+ and 3+) disease achieved a confirmed objective response rate (cORR) and a median duration of response of 12.9 months as assessed by independent central review. In conjunction with Jazz, we expect to present the full data set from HERIZON-BTC-01 at a major medical meeting in the first half of 2023. Zanidatamab was also recently selected for inclusion in the I-SPY platform trials for patients with HER2-expressing tumors in neoadjuvant treatment of locally advanced breast cancer, which continues to explore the potential use of zanidatamab in indications outside of GEA and BTC.

•Eleven Abstracts Accepted for Presentation at AACR Meeting in April
Zymeworks had 11 abstracts accepted for presentation at the 2023 American Association for Cancer Research (AACR) meeting taking place April 14-19 in Orlando, Florida. We look forward to sharing additional information on our preclinical product candidates and zanidatamab zovodotin. Zymeworks plans to host a conference call discussing these data in April after the presentation of all abstracts. Additionally, during 2023 we expect to nominate an additional preclinical product candidate with a goal of an expected IND filing by 2025.

•Zanidatamab Zovodotin (ZW49) to Progress in Phase 2 Clinical Trial
With the announcement of the recommended Phase 2 dose (RP2D) of 2.5 mg/kg every three weeks, development of zanidatamab zovodotin continues with multiple Phase 2 studies expected to commence enrollment in 2023. We continue to explore potential development and commercial collaborations prior to undertaking any registrational studies of zanidatamab zovodotin, which are expected to commence before the end of 2025 at the earliest.

5 by 5 Research & Development Strategy
"We have set an ambitious target of generating five novel product candidates to move into clinical studies over the next five years, starting with INDs for both ZW171 and ZW191 in 2024," stated Paul Moore, Ph.D., Chief

Scientific Officer at Zymeworks. "With the capabilities of our platforms and productivity to generate novel antibody drug conjugate or multispecific antibody product candidates, we believe we can form new collaborations and partnerships around additional product candidates in order to advance further potential best-in-class opportunities with new external funding."

ZW171, our lead multispecific candidate, is a 2+1 bispecific antibody designed to co-engage tumor cells and immune cells (T cells) to enable T cell-mediated killing of tumor cells. ZW171 binds to the tumor target mesothelin (MSLN), which is expressed on many different tumors including pancreatic, mesothelioma, ovarian, and other mid to high MSLN-expressing cancers. Our team engineered and optimized the antibody design by layering our complementary technologies, including the use of Azymetric™ and EFECT™ .

ZW191, our lead antibody-drug conjugate (ADC) candidate, is engineered to target the folate receptor-alpha protein expressed on a variety of tumors. ZW191 delivers a cytotoxic chemotherapy, topoisomerase-1 inhibitor, to these tumor cells to kill the cancer. Using our Azymetric and Drug Conjugate technologies, our team customized the monoclonal antibody with enhanced internalization characteristics in order to potentially target high, mid, and low levels of folate receptor-alpha expression.

We also continue to have active licensing agreements with key pharmaceutical and biotechnology partners through our portfolio of legacy platform licensing agreements. Through this portfolio, we have received approximately $180 million in the form of non-refundable upfront and milestone payments to date, excluding any amounts received for zanidatamab or zanidatamab zovodotin. During 2023 and 2024, we expect to earn additional milestone payments under certain of these agreements as products continue to advance in development. Further, we continue to evaluate the option of monetizing all of or a portion of our rights to receive future milestone payments and royalties under these legacy agreements, should we need additional non-dilutive funding.
Leadership Appointments
During January, we made two key appointments in the clinical development organization with Jeff Smith, M.D., FRCP, appointed as Senior Vice President, Early-Stage Development, and Elaina Gartner, M.D., appointed as Vice President, Late-Stage Development. Dr. Smith has more than 30 years of drug development experience working for pharmaceutical, biotechnology and contract research organizations in Europe and North America, and is based in our new office in Dublin, Ireland. Dr. Gartner has more than 20 years of clinical research experience, and has been working with Zymeworks since 2019 located in our Seattle office.

Financial Results for the Year Ended December 31, 2022
Revenue was $412.5 million in 2022 compared to $26.7 million in 2021. Revenue for 2022 included $375.0 million for license and technology transfer fees from Jazz, $24.3 million in development support payments from Jazz, a $5.0 million upfront fee from Atreca, and $8.2 million from our other partners for research and development support under cost-sharing arrangements. Revenue for 2021 included $8.0 million from BeiGene for a development milestone, $8.0 million from Janssen for two development milestones, $5.0 million from Iconic for partner revenue, and $5.7 million from our partners for research and development support under cost-sharing arrangements.

Research and development expense was $208.6 million in 2022 compared to $199.8 million in 2021. Research and development expenses in 2022 included a non-cash stock-based compensation expense of $2.4 million comprised of a $3.2 million expense from equity classified awards and a $0.8 million recovery related to the non-cash mark-to-market revaluation of certain historical liability classified awards. Excluding stock-based compensation expense and restructuring, research and development expense increased on a non-GAAP basis by $16.2 million in 2022 compared to 2021. The increase related primarily to higher manufacturing expenses of zanidatamab for process performance qualification activities and clinical trial expenses for zanidatamab. These were partially offset by a decrease in expenses related to preclinical activities as well as a decrease in expenses related to clinical activities for zanidatamab zovodotin.
We expect research and development expenditures to increase over time, subject to periodic fluctuations that are in line with the advancement, expansion, and completion of the clinical development of our product candidates, as well as our ongoing preclinical research activities. As of October 19, 2022, Zymeworks is entitled to reimbursement from Jazz for expenses related to ongoing clinical studies of zanidatamab under the terms of the collaboration.

General and administrative expense was $73.4 million in 2022 compared to $42.6 million in 2021. In 2022, general and administrative expense included a non-cash stock-based compensation expense of $1.2 million comprised of a $4.1 million expense from equity-classified equity awards and a $2.9 million recovery from the non-cash mark-to-market revaluation of certain historical liability-classified equity awards. Excluding stock-based compensation expense and restructuring, general and administrative expense increased on a non-GAAP basis by $20.7 million in 2022 compared to 2021. This increase was primarily due to an increase in consulting fees, professional fees, and depreciation expenses as well as a non-recurring sales tax refund recognized in 2021, which partially offset expenses in the same period in 2021. The increase in expenses during 2022 were partially offset by a decrease in salaries and benefits expense as a result of a decrease in headcount due to our restructuring program.

Net income was $124.3 million in 2022 compared to net loss of $211.8 million in 2021. The increase in net income was primarily due to revenue from our collaboration agreement with Jazz, which was partially offset by both higher research and development expense and general and administrative expense as well as an increase in income tax expense.

"2022 was a very exciting year for Zymeworks as we reported annual net income of approximately $124 million, a substantially improved financial position, and a runway that allows for sufficient flexibility to fund our research and development and operating activities until at least 2026 and potentially beyond," said Chris Astle, Ph.D., Senior Vice President and Chief Financial Officer of Zymeworks. "We will continue to take a measured and cautious approach to our operating spend as we develop an exciting and broad portfolio of product candidates over the coming years. With continued R&D expenses for zanidatamab subject to reimbursement from Jazz, the vast majority of our net R&D spending going forward is related to the preclinical product portfolio with an additional staged investment in Phase 2 clinical studies for zanidatamab zovodotin."
As of December 31, 2022, Zymeworks had $492.2 million in cash resources consisting of cash, cash equivalents and short-term investments. Based on current operating plans, we expect to have cash resources to fund planned operations through at least the end of 2026, and potentially beyond. Further, with a substantially improved financial position and reduced cash burn rate, we have provided additional financial guidance to allow for an improved understanding of our future planned spending. For the calendar year 2023, we expect a net operating cash burn of between $90 million and $120 million, including planned capital expenditures of approximately $15 million.

About Zymeworks Inc.
Zymeworks Inc. (Nasdaq: ZYME) is a global biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks' mission is to make a meaningful difference for people impacted by difficult-to-treat cancers and other serious diseases. Zymeworks' complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using Zymeworks' proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. (BeiGene) and Jazz Pharmaceuticals Ireland Limited (Jazz), granting each of BeiGene and Jazz with exclusive rights to develop and commercialize zanidatamab in different territories. Zanidatamab is currently being evaluated in global Phase 1, Phase 2, and Phase 3 clinical trials, including certain ongoing pivotal clinical trials as a treatment for patients with HER2-expressing cancers. Zymeworks' next clinical candidate, zanidatamab zovodotin (ZW49), is a HER2-targeted bispecific antibody-drug conjugate (ADC) developed using Zymeworks' proprietary Azymetric™ and ZymeLink™ Auristatin technologies. Zanidatamab zovodotin is currently being evaluated in a Phase 1 clinical trial for patients with a variety of HER2-expressing, HER2-amplified or HER2-mutant cancers. Zymeworks is also advancing a deep pipeline of product candidates based on its experience and capabilities in both ADC and multispecific antibodies (MSAT). In addition to Zymeworks' wholly owned pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of the license agreement with Jazz, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; anticipated clinical data presentations, including the expected presentation of full results from HERIZON-BTC-01 in 2023 expectations regarding future regulatory filings and approvals and the timing thereof; potential therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ preclinical pipeline; anticipated sufficiency of cash resources and other potential sources of cash, including anticipated payments from Jazz, to fund Zymeworks’ planned operations through at least 2026, and potentially beyond; Zymeworks’ anticipated net operating cash burn and planned capital expenditures in 2023; Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of the COVID-19 pandemic on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions regarding its financial condition or future financial performance may be incorrect; Zymeworks may not recognize the anticipated cost savings and related benefits of its 2022 reduction in workforce; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its year ended December 31, 2022 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$402,493	$19,870	$412,482	$26,680
Operating expenses:
Research and development	52,967	54,865	208,596	199,752
General and administrative	30,131	5,854	73,358	42,561
Total operating expenses	83,098	60,719	281,954	242,313
Income (loss) from operations	319,395	(40,849)	130,528	(215,633)
Other income, net	1,041	326	4,706	3,274
Income (loss) before income taxes	320,436	(40,523)	135,234	(212,359)
Income tax (expense) recovery, net	(11,005)	1,371	(10,893)	516
Net income (loss) and comprehensive loss	$309,431	$(39,152)	$124,341	$(211,843)
Net income (loss) per common share:
Basic	$4.65	$(0.76)	$1.91	$(4.11)
Diluted	$4.65	$(0.95)	$1.90	$(4.61)
Weighted-average common stock outstanding:
Basic	66,510,825	51,841,032	65,194,775	51,553,869
Diluted	66,565,937	52,226,549	65,249,184	52,131,596

ZYMEWORKS INC.
Selected Consolidated Balance Sheet Data
(Expressed in thousands of U.S. dollars)

	December 31, 2022	December 31, 2021

Cash, cash equivalents and short-term investments	$492,232	$252,608
Working capital	449,081	216,367
Total assets	648,725	389,132
Accumulated deficit	(558,763)	(683,104)
Total stockholders’ equity	492,956	249,094

NON-GAAP FINANCIAL MEASURES
In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (“GAAP”) in this press release, Zymeworks is also reporting adjusted expenses and adjusted loss per share, which are non-GAAP financial measures. Adjusted expenses and adjusted loss per share are not defined by GAAP and should not be considered as alternatives to net loss, net loss per share or any other indicator of Zymeworks’ performance required to be reported under GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our adjusted measures as tools for comparison. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, adjusted expenses represent total research and development expenses and general and administrative expenses adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments as well as expenses incurred in relation to the restructuring program implemented in 2022. As defined by Zymeworks, adjusted net loss per share - Basic represents net loss per share – Basic adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program implemented in 2022 on a per share basis, and adjusted net loss per share – Diluted represents net loss per share – Diluted adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program implemented in 2022 on a per share basis.
Adjusted expenses are a non-GAAP measure that Zymeworks believes may be helpful to investors because they provide consistency and comparability with past financial performance.

GAAP to Non-GAAP Reconciliations
(Expressed in thousands of U.S. dollars except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Research and development expenses	$52,967	$54,865	$208,596	$199,752
Stock-based compensation (expense) / recovery for equity classified instruments (*)	(1,724)	(4,401)	(3,174)	(20,090)
Stock-based compensation (expense) / recovery for liability classified instruments (*)	9	1,461	781	4,646
Restructuring (expense) / recovery	482	—	(5,659)	—
Adjusted research and development expenses (Non-GAAP basis)	$51,734	$51,925	$200,544	$184,308

General and administrative expenses	$30,131	$5,854	$73,358	$42,561
Stock-based compensation (expense) / recovery for equity classified instruments (*)	(2,580)	(3,924)	(4,102)	(18,184)
Stock-based compensation (expense) / recovery for liability classified instruments (*)	(117)	8,753	2,893	23,758
Restructuring expense	(476)	—	(3,265)	—
Adjusted general and administrative expenses (Non-GAAP basis)	$26,958	$10,683	$68,884	$48,135

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) per common share – Basic	$4.65	$(0.76)	$1.91	$(4.11)
Stock-based compensation expense (recovery) per common share	0.06	(0.04)	0.05	0.19
Restructuring expenses per common share	—	—	0.14	—
Adjusted net income (loss) per common share – Basic (Non-GAAP basis)	$4.71	$(0.80)	$2.10	$(3.92)

Net income (loss) per common share – Diluted	$4.65	$(0.95)	$1.90	$(4.61)
Stock-based compensation expense (recovery) per common share	0.06	(0.04)	0.05	0.19
Restructuring expenses per common share	—	—	0.14	—
Adjusted net income (loss) per common share – Diluted (Non-GAAP basis)	$4.71	$(0.99)	$2.09	$(4.42)
(*): Research and development expenses and general and administrative expenses include stock-based compensation recovery related to the restructuring of $5,516 and $4,865, respectively, for the year ended December 31, 2022 (nil for the three months ended December 31, 2022).

Contacts:

Investor Inquiries:
Jack Spinks
Director, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Director, Corporate Communications
(604) 678-1388
media@zymeworks.com